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                                    Exhibit 5

                 Opinion and Consent of Manning, Marder & Wolfe


                             MANNING, MARDER & WOLFE
                       707 Wilshire Boulevard, 45th Floor
                          Los Angeles, California 90017




                                 August 20, 1997


Sequester Holdings, Incorporated
2835 Townsgate Road, Suite 110
Westlake Village, California  91361

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as special counsel for KCD Holdings Incorporated (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,000,000 shares of the Company's Common Stock, $0.002 par value (the "Common Stock"), issuable under the KCD Holdings Incorporated 1997 Consultants' Stock Plan (the "Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plan as we deemed necessary or advisable for purposes of this opinion.

         Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to all references therein to our firm.



                                       Very truly yours,

                                       /s/ Manning, Marder, & Wolfe
                                       -----------------------------------------

                                       MANNING, MARDER & WOLFE